Exhibit 2.1

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

by and among

GOLDEN BRIDGE HOLDINGS LIMITED,

GOLDEN BRIDGE MERGER SUB LIMITED

ZHONGPIN INC.

and

MR. XIANFU ZHU
(solely for the purposes of Section 6.15)

Dated as of February 8, 2013

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3.13	Patents and Trademarks	15
3.14	Insurance	15
3.15	Contracts	16
3.16	Transactions With Affiliates and Employees	16
3.17	Sarbanes-Oxley; Internal Accounting Controls	17
3.18	Company Information	17
3.19	Tax Status	17
3.20	Environmental Matters	18
3.21	Foreign Corrupt Practices	18
3.22	OFAC	18
3.23	Disclosure Letter	18
3.24	Application of Takeover Protections	19
3.25	Broker’s Fees	19
3.26	Opinions…. .	19
3.27	No Other Representations or Warranties	19

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

4.1	Corporate Organization	19
4.2	Authorization	20
4.3	No Conflicts	20
4.4	Capitalization	20
4.5	Consents and Approvals	20
4.6	Operation and Ownership of Parent and Merger Sub	21
4.7	Legal Proceedings	21
4.8	Parent Information	21
4.9	Financing	21
4.10	Broker’s Fees	22
4.11	Voting Agreement; Rollover Agreement	22
4.12	Limited Guaranties	23
4.13	Solvency	23
4.14	Certain Actions	23
4.15	Business of China Wealth Growth Fund I L.P. and ZT China Wealth Management Limited, its General Partner	23
4.16	No Other Representations or Warranties	24

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business Prior to the Effective Time	24
5.2	Company Forbearances	24

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ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Proxy Statement and Schedule 13E-3; Stockholder Approval	26
6.2	Reasonable Best Efforts	27
6.3	Access to Information	28
6.4	Indemnification; Advancement of Expenses; Exculpation and Insurance	29
6.5	Stock Exchange Delisting	31
6.6	No Solicitation	31
6.7	Notification of Certain Matters	34
6.8	Financing	34
6.9	Takeover Statutes	36
6.10	Resignations	36
6.11	Participation in Litigation	36
6.12	Publicity	36
6.13	Merger Sub	36
6.14	Parent’s Knowledge of Inaccuracies	36
6.15	Mr. Xianfu Zhu’s Knowledge of Inaccuracies	37
6.16	Section 16 Matters.	37

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation To Effect the Merger	37
7.2	Conditions to Obligations of Parent and Merger Sub	37
7.3	Conditions to Obligations of the Company	38

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	39
8.2	Effect of Termination	41
8.3	Fees and Expenses	41
8.4	Amendment	43
8.5	Extension; Waiver	43

ARTICLE IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	43
9.2	Notices	43
9.3	Interpretation	44
9.4	Severability	45

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9.5	Entire Agreement	45
9.6	Governing Law; Jurisdiction	45
9.7	Assignment; Third Party Beneficiaries	45
9.8	Specific Performance	46
9.9	WAIVER OF JURY TRIAL	46
9.10	Counterparts	47

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INDEX OF DEFINED TERMS

Affiliate	13
Agreement	1
Alternative Financing	34
Alternative Financing Agreements	34
Alternative Transaction Proposal	33
Business Day	2
Certificate	3
Certificate of Merger	3
Change of Recommendation	32
China Wealth Limited Guaranty	1
Closing	2
Closing Date	2
Code	7
Company	1
Company Acquisition Agreement	32
Company Bylaws	8
Company Certificate	8
Company Common Stock	3
Company Contract	15
Company Option	4
Company Option Plan	4
Company Preferred Stock	11
Company SEC Reports	12
Company Termination Fee	42
Confidentiality Agreement	29
D&O Premium	30
Debt Financing	21
Debt Financing Sources	34
Disclosure Letter	18
Dissenting Shares	4
Effective Time	3
End Date	39
Environmental Laws	18
Equity Financing	22
Equity Financing Commitment	22
Evaluation Date	16
Exchange Act	12
Exchange Fund	5
Excluded Sections	38
Facility Agreement	21
Filings	12
Financing	22
Financing Commitments	22
GAAP	13
Governmental Entity	12
Holdco	21
Indebtedness	23
Indemnified Parties	29
Insolvent	23
Intellectual Property Rights	15
Judgment	13
Knowledge	11
Law	10
Liens	9
Limited Guaranties	1
Limited Guaranty	1
Material Adverse Effect	9
Material Permits	14
Merger Consideration	3
Merger Sub	1
Merger Sub Common Stock	3
NASDAQ	10
Notice of Superior Proposal	33
Parent	1
Parent Material Adverse Effect	19
Parent Termination Fee	42
Parties	1
Paying Agent	5
Person	6
Proceeding	13
Proxy Statement	12
Regulatory Approvals	12
SEC	12
Securities Act	12
Stockholder Approval	11
Stockholders’ Meeting	17
Subsidiary	10
Superior Proposal	33
Tax Returns	17
Taxes	17
Total Common Stock Consideration	3

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AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of February 8, 2013 (this “Agreement”), by and among Golden Bridge Holdings Limited, a Cayman Islands exempt company with limited liability (“Parent”), Golden Bridge Merger Sub Limited, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Mr. Xianfu Zhu and Zhongpin Inc., a Delaware corporation (the “Company” and, together with Parent, Merger Sub and Mr. Xianfu Zhu (with respect to Mr. Xianfu Zhu, solely for the purposes of Section 6.15 herein), the “Parties”).

RECITALS

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger dated as of November 26, 2012 (the "Merger Agreement"), upon the terms and subject to the conditions of which and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub will merge with and into the Company (the "Merger"), with the Company as the surviving corporation in the Merger (sometimes referred to herein in such capacity as the "Surviving Corporation");

WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, certain beneficial owners (the "Rollover Holders") of Company Common Stock entered into a contribution agreement (the "Rollover Agreement") pursuant to which the Rollover Holders agreed, among other things, to contribute the shares of Company Common Stock owned by such Rollover Holders (the "Rollover Shares") to Parent immediately prior to the Effective Time of the Merger;

WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company entered into a voting agreement in favor of Parent (the “Voting Agreement”);

WHEREAS, concurrently with the execution of the Merger Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Mr. Xianfu Zhu entered into a limited guaranty in favor of the Company with respect to certain payment obligations of Parent under this Agreement (the “Limited Guaranty”) and China Wealth Growth Fund I L.P. entered into a limited guaranty in favor of the Company with respect to certain payment obligations of Parent under this Agreement (the “China Wealth Limited Guaranty” and together with the Limited Guaranty, the “Limited Guaranties”);

WHEREAS, the Parties desire to amend and restate the Merger Agreement as set forth in this Agreement;

WHEREAS, the Board of Directors of the Company (the "Company Board"), acting upon the unanimous recommendation of the Special Committee of the Company Board (the "Special Committee"), has (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and are fair to and in the best interests of the stockholders of the Company, (b) approved the execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated hereby, including the Merger, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement (the "Company Board Recommendation"), in each case upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger and the Financing, are advisable and in the best interests of their respective stockholders, and has approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and consummation of the transactions contemplated hereby, including the Merger and the Financing, and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement in each case upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree to amend and restate the Merger Agreement as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation in the Merger.

1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Beijing time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 42nd Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, on the second (2nd) Business Day after the satisfaction or (to the extent permitted by applicable Law and the terms of this Agreement) waiver by the Party or Parties entitled to the benefits of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law and the terms of this Agreement) waiver thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” As used in this Agreement, the term “Business Day” shall mean any day other than Saturday, Sunday or a day on which banking institutions in New York, the People’s Republic of China or Hong Kong are authorized or obligated under applicable Law to be closed.

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1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Parties shall file or cause to be filed a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware with respect to the Merger, in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL. The term “Effective Time” shall be the time when the filing of the Certificate of Merger becomes effective or at such other date and time as may be set forth in the Certificate of Merger.

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger and section 259 of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the properties, rights, privileges, powers, immunities and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation, all as provided in the DGCL and other applicable Laws of the State of Delaware.

1.5 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or the holder of any of the following securities:

(a) Conversion of Company Common Stock. Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Common Stock to be cancelled pursuant to Section 1.5(b) and any Dissenting Shares) shall be converted into the right to receive an amount in cash equal to $13.50 (the “Merger Consideration”), without any interest thereon. The sum of the cash payable to all holders of Company Common Stock in the aggregate is referred to as the “Total Common Stock Consideration.” All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 1.5(a) shall no longer be outstanding and shall automatically be cancelled and cease to exist as of the Effective Time, and each certificate (or evidence of shares in book-entry form) that, immediately prior to the Effective Time, represented any such shares of Company Common Stock (each such certificate or evidence, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

(b) Cancellation of Treasury Shares. Each share of Company Common Stock held by the Company as treasury stock or, directly or indirectly, by Parent, Merger Sub, or any wholly owned Subsidiary of the Company, including the Rollover Shares contributed to Parent immediately prior to the Closing in accordance with the Rollover Agreement, immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist as of the Effective Time, and no consideration shall be delivered with respect thereto.

(c) Common Stock of Merger Sub. Each share of common stock, with no par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, with no par value, of the Surviving Corporation. From and after the Effective Time, all certificates, if any, representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

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1.6 Treatment of Options, Stock-Based Awards and Warrants.

(a) As of the Effective Time, each option to purchase Company Common Stock (a “Company Option”) pursuant to the Amended and Restated 2006 Equity Incentive Plan (the “Company Option Plan”) that is then outstanding, vested and unvested, shall be cancelled and converted into the right to receive, net of any applicable withholding taxes, as soon as reasonably practicable after the Effective Time, cash in an amount equal to (i) the total number of shares of Company Common Stock issuable upon the exercise of such Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price payable per share of Company Common Stock issuable under such Company Option.

(b) As provided herein, unless otherwise determined by Parent, the Company Option Plan shall terminate as of the Effective Time.

(c) At or prior to the Effective Time, the Company (or, as applicable, the board of directors of the Company or the Compensation Committee thereof) shall adopt such resolutions and take all such actions reasonably necessary to (i) terminate the Company Option Plan and all outstanding Company Options as of the Effective Time, without any future liability save for the obligations contemplated by this Section 1.6, including the adoption of any plan amendments, obtaining the approval of the Company Board or a committee thereof, and/or obtaining any necessary employee consents and (ii) cause there to be no rights under the Company Option Plan to acquire Company Common Stock following the Effective Time.

1.7 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time, and are held by stockholders of the Company who are entitled to appraisal rights under section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such shares in the time and manner provided in section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”), shall not be converted into or represent the right to receive the Merger Consideration as described in Section 1.5(a), but shall, by virtue of the Merger, be entitled to only such consideration as shall be determined pursuant to section 262 of the DGCL; provided that if any such stockholder shall have failed to perfect or shall have effectively withdrawn or lost such stockholder’s right to appraisal and payment under the DGCL, such stockholder’s shares of Company Common Stock shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration (without any interest) as described in Section 1.5(a), and such shares shall not be deemed to be Dissenting Shares.

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(b) The Company shall give Parent (i) prompt notice of any written demands received by the Company for appraisal of any shares of Company Common Stock or withdrawals of such demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, or as required by applicable Law, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands.

1.8 Changes in Company Common Stock. If, between the date of this Agreement and the Effective Time, the number of outstanding shares of Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class of shares, by reason of any stock dividend or distribution, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), combination, readjustment or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be equitably adjusted to reflect such change.

1.9 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, each of the certificate of incorporation and bylaws of the Surviving Corporation shall be amended in its entirety to read as the certificate of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and by applicable Law, in each case except to the extent necessary to (a) comply with Section 6.4 and (b) reflect that the name of the Surviving Corporation shall be Zhongpin Inc. until thereafter amended as provided therein and by applicable Law.

1.10 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws. From and after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of the Company as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Paying Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that is reasonably acceptable to the Company as may be designated by Parent at its own cost and expense (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock, immediately prior to the Effective Time (excluding any shares of Company Common Stock to be cancelled pursuant to Section 1.5(b) and any Dissenting Shares), cash in an amount sufficient for the Paying Agent to make payments under Section 1.5(a), by wire transfer of immediately available funds (such cash amount being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall also act as the agent for the holders of shares of Company Common Stock for the purpose of holding the Certificates and shall obtain no rights or interests in the shares represented by such Certificates. The Exchange Fund shall, pending its disbursement to the holders of shares of Company Common Stock, be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that no such investment or losses shall affect the amounts payable to such holders of Company Common Stock and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment. Earnings from investments, subject to the immediately preceding proviso, shall be the sole and exclusive property of Parent and the Surviving Corporation. Except as contemplated by Section 2.4, the Exchange Fund shall not be used for any other purpose.

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2.2 Exchange Procedures.

(a) Promptly after the Effective Time (but in no event later than two (2) Business Days following the Effective Time), Parent shall cause the Paying Agent to mail to each individual, partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or other entity (“Person”) who was at the Effective Time a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 1.5(a) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates that formerly evidenced the shares of Company Common Stock shall pass, only upon proper delivery of such Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, and which shall have such customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates pursuant to such letter of transmittal in exchange for the Merger Consideration (which instructions shall provide that, at the election of the surrendering holder, such Certificates (including, as applicable, any book-entry shares) may be surrendered and the Merger Consideration in exchange therefor collected by hand delivery), in each case in form and substance reasonably agreed to by Parent and the Company.

(b) Upon the (i) surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto or (ii) receipt of an “agent’s message” by the Paying Agent, as applicable, in the case of shares held in book-entry form, and such other documents as may be reasonably required by the Paying Agent and reasonably approved by Parent and the Company, the holder of such Certificate (including, as applicable, book-entry shares) shall be entitled to receive in respect of each share previously represented thereby cash in the amount of the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or will accrue on any cash payable pursuant to Sections 1.5(a).

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be an obligation of payment that (i) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Paying Agent that such tax either has been paid or is not payable.

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(d) Until surrendered as contemplated by this Section 2.2, each Certificate (including, as applicable, book-entry shares) shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration in respect of the number of shares previously represented thereby. From and after the Effective Time, holders of Certificates (including, as applicable, book-entry shares) shall cease to have any rights as stockholders of the Company, except as provided herein or by applicable Law.

2.3 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or earnings from investments received with respect thereto) that remains undistributed to the holders of Company Common Stock twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand by the Surviving Corporation, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their respective claims for the Merger Consideration that may be payable upon due surrender of their Certificates, as determined pursuant to this Agreement (subject to abandoned property, escheat or other similar Laws), without any interest thereon and less any required withholding of taxes. Any amounts remaining unclaimed by such holders immediately prior to such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any holder of a Certificate for Merger Consideration that was required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law and was so delivered.

2.4 Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent, without double counting, shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder of Company Common Stock such amounts any of them reasonably determines as are required to be deducted and withheld with respect to the making of such payments under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, shall be conclusively treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

2.5 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable pursuant to this Agreement with respect to each share of Company Common Stock formerly represented by such Certificate; provided, however, the Surviving Corporation may, in its discretion and as a condition precedent to the delivery thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in a form reasonably satisfactory to the Surviving Corporation, or a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate alleged to have been lost, stolen or destroyed.

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2.6 Transfer Books. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.5, if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Disclosure Letter (it being understood that any information set forth on one section or subsection of the Disclosure Letter shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection) or (b) the Company SEC Reports, other than disclosures in the Company SEC Reports contained in the “Risk Factors” and “Forward Looking Statements” sections or any other disclosures in the Company SEC Reports to the extent they are general, nonspecific, forward-looking or cautionary in nature, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification.

(a) The Company and, except as would not reasonably be expected to have a Material Adverse Effect, each Subsidiary is an entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its certificate of incorporation, bylaws or other equivalent organizational documents except for such violations or defaults that would not reasonably be expected to have a Material Adverse Effect. Each of the Company and the Subsidiaries is duly qualified or licensed to conduct business and is in good standing in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing, as the case may be, does not have or is not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect. True, complete and correct copies of the Certificate of Incorporation of the Company as amended to date (the “Company Certificate”) and the Bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have been furnished or otherwise made available to Parent.

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(b) As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Company and its Subsidiaries, any circumstance, event, change, effect or development that, individually or in the aggregate together with all other circumstances, events, changes, effects or developments, has had or would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, liabilities, properties or business of the Company and its Subsidiaries, taken as a whole; provided, however, none of the following, and no circumstance, event, change, effect or development, alone or in combination, related to or arising out of any of the following shall be taken into account in determining whether a Material Adverse Effect has occurred or may occur: (i) changes in GAAP or regulatory accounting requirements or changes in Laws (or interpretations thereof) applicable to the Company or any of its Subsidiaries, (ii) changes, effects or circumstances in the industries or markets in which the Company or any of its Subsidiaries operates, (iii) changes in general economic, political or financial market conditions, (iv) any suit, claim, request for indemnification or proceeding brought by any current or former stockholders of the Company (on their own behalf or on behalf of the Company) for breaches of fiduciary duties, violations of the securities Laws or otherwise in connection with this Agreement or the transactions contemplated hereby, (v) any declines or other changes in the Company’s stock price or the trading volume of the Company’s stock or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance, credit rating or results of operations for any period or any failure by the Company to meet any internal budgets, projections, plans or forecasts of its revenues, earnings or other financial performance or results of operations, (vi) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates, (vii) any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby or the announcement of any of the foregoing, (viii) the public disclosure of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby, (ix) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, acts of God or natural disasters or (x) actions or omissions taken with the prior written consent of the other Parties hereto or expressly required or permitted by this Agreement; provided, further, that any circumstance, event, change, effect or development referred to in clauses (i), (ii) and (iii) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such circumstance, event, change, effect or development has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not there has been or may be a Material Adverse Effect).

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3.2 Subsidiaries. All of the Subsidiaries of the Company are set forth in the Company SEC Reports. Except as disclosed in the Company SEC Reports, the Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any liens, charges, security interests, encumbrances, rights of first refusal, preemptive rights or other restrictions (“Liens”), and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid except as permitted under applicable Law, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. The Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable Law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary. As used in this Agreement, the term “Subsidiary” means any entity in which the Company owns, directly or indirectly, at least a majority of capital stock or holds at least a majority of equity or similar interest and shall, where applicable, include any subsidiary of the Company formed or acquired after the date hereof.

3.3 Authorization, Special Committee and Fairness.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Stockholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by it of the Merger and other transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and, except for the Stockholder Approval, no further action is required on the part of the Company in connection therewith. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by any applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or the NASDAQ Global Select Market (“NASDAQ”), as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time (“Law”).

(b) The Special Committee is composed of three (3) members of the Company Board who are not members of the Company’s management. The Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to make the Company Board Recommendation to the holders of Company Common Stock. The Company Board, acting upon the unanimous recommendation of the Special Committee, has directed that this Agreement be submitted to the holders of Company Common Stock for their adoption.

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(c) The affirmative vote (in person or by proxy) of the holders of both (i) a majority of the outstanding shares of Company Common Stock and (ii) a majority of the outstanding shares of Company Common Stock other than the shares of Company Common Stock owned by Parent, Merger Sub, the Rollover Holders, and their respective Affiliates at the Stockholders’ Meeting, or any adjournment or postponement thereof, in favor of the adoption of this Agreement (the “Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

3.4 No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and other transactions contemplated hereby do not and will not (a) conflict with or violate any provision of the Company Certificate or Company Bylaws, or the certificate of incorporation, bylaws or other equivalent organizational documents of any Subsidiary of the Company, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien (other than any Liens created as a result of any actions by Parent or Merger Sub) upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (c) subject to the Requisite Regulatory Approvals, conflict with or result in a violation of any Law applicable to the Company or a Subsidiary, or by which any property or asset of the Company or a Subsidiary is bound or affected except, in the case of clauses (b) and (c), as would not reasonably be expected to result in a Material Adverse Effect.

3.5 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 25,000,000 shares of preferred stock, $0.001 par value per share (“Company Preferred Stock”), of which, as of the date of this Agreement, 37,209,344 shares of Company Common Stock and no shares of Company Preferred Stock are issued and outstanding. As of the date of the Agreement, there were Company Options to purchase 787,000 shares of Company Common Stock in the aggregate outstanding. The representations in this Section 3.5 concerning the number of shares of Company Common Stock outstanding and the number of Company Common Stock subject to Company Options are accurate and correct, except for any inaccuracy that is de minimis. Except as set forth in this Section 3.5 or as disclosed in the Company SEC Reports, there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Company Common Stock or Company Preferred Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Company Common Stock or Company Preferred Stock. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities Laws in all material respects, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as disclosed in the SEC Reports, there are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party. As used in this Agreement, the term “Knowledge” means the knowledge of and the individuals listed in Section 3.5 of the Disclosure Letter.

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3.6 Consents and Approvals. Assuming that the Filings and Regulatory Approvals referred to in Section 4.5 are duly made and obtained, as applicable, and except for (a) filings of applications, notices, petitions, filings, registrations, declarations, submissions and other documentation (“Filings”) with, and permits, consents, approvals, authorizations, clearances, exemptions, nonobjections, waivers or orders (collectively, the “Regulatory Approvals”) from, each federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental, regulatory, self-regulatory or enforcement authority or instrumentality, whether domestic, foreign or supranational (each, a “Governmental Entity”) set forth in the Disclosure Letter, (b) the filing with the United States Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the meeting of the Company’s stockholders to be held in connection with adoption by the Company’s stockholders of this Agreement and the transactions contemplated hereby (together with any supplements or amendments thereto, the “Proxy Statement”) and a Schedule 13E-3, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (d) any Filings or Regulatory Approvals in connection with compliance with the rules of NASDAQ, and (e) such other Filings or Regulatory Approvals the failure of which to be made or obtained, as applicable, as would not have a Material Adverse Effect, no Filings with, or Regulatory Approvals from, any Governmental Entity are necessary in connection with the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

3.7 Company SEC Reports; Financial Statements.

(a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by it under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2010, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “Company SEC Reports”, on a timely basis or has received a valid extension of such time of filing and has filed any such Company SEC Reports prior to the expiration of any such extension. As of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such SEC Report was amended, then as of the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act (and to the extent such Company SEC Report was amended, then as of the date of effectiveness of such amendment), the Company SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, as applicable, and none of the Company SEC Reports, as of the date of filing, in the case of Company SEC Reports filed pursuant to the Exchange Act (and to the extent such Company SEC Report was amended, then as to the date of filing of such amendment), and as of the date of effectiveness in the case of Company SEC Reports filed pursuant to the Securities Act (and to the extent such Company SEC Report was amended, then as of the date of effectiveness of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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(b) The financial statements of the Company included in the Company SEC Reports complied in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments.

3.8 Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the Company SEC Reports to the date of this Agreement, except as specifically disclosed in a subsequent Company SEC Report filed prior to the date of this Agreement, (a) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (b) the Company has not incurred any liabilities (contingent or otherwise) in excess of $2,000,000 (or an equivalent amount in RMB) other than (i) liabilities incurred in the ordinary course of business consistent with past practice and (ii) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (c) the Company has not altered its method of accounting other than changes required by GAAP or applicable Law, (d) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (e) the Company has not issued any equity securities to any officer, director or Affiliate, except, in the case of clause (b) as would not reasonably be expected to have a Material Adverse Effect, or clause (c) insofar as it would not have an adverse effect on the Company's financial statements reported or to be reported. Except for the Merger or other transactions contemplated hereby or as disclosed in the Company SEC Reports, no event, liability or development has occurred or exists with respect to the Company or its Subsidiaries or their businesses, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities Laws. For purposes of this Agreement, “Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

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3.9 Legal Proceedings. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, and there are no pending or, to the Company’s Knowledge, threatened in writing, any action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition) (“Proceeding”) of any nature against the Company or any of its Subsidiaries or to which any of their material properties or assets is subject other than any such Proceedings that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, there is no material judgment, order, injunction or decree (“Judgment”) (other than those of general application that apply to similarly situated companies) outstanding against the Company, any of its Subsidiaries or any of their material properties or assets other than any such Judgments that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

3.10 Compliance. Neither the Company nor any Subsidiary (a) is in material default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (b) is in violation of any order of any court, arbitrator or Governmental Entity, or (c) is in violation of any statute, rule or regulation of any Governmental Entity, including without limitation, (i) any Law applicable to its business, (ii) the Currency and Foreign Transactions Reporting Act of 1970, as amended, or any money laundering Laws, rules or regulations, and (iii) any Laws, rules or regulations related to health, safety or the environment, including those relating to the regulation of hazardous substances except for any such default or violation in respect of clauses (a), (b) or (c) which would not reasonably be expected to result in a Material Adverse Effect.

3.11 Regulatory Permits. The Company and the Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate Governmental Entity necessary to conduct their respective businesses as described in the Company SEC Reports (“Material Permits”), and neither the Company nor any Subsidiary has received any notice of Proceedings relating to the revocation or modification of any Material Permit, except where the failure to possess a Material Permit or the revocation or modification of a Material Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.12 Title to Assets. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and the Subsidiaries have valid land use rights for all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries; (ii) Liens that are not reasonably likely to have a Material Adverse Effect, (iii) Liens for the payment of any taxes, the payment of which is neither delinquent nor subject to penalties, (iv) mechanics’, carriers’, workmen’s, repairmen’s, material men’s or other Liens or security interests arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount that are being contested in good faith and by appropriate Proceedings, (v) Liens imposed by applicable Law, (vi) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (vii) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (viii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries, (ix) Liens securing indebtedness or liabilities that are reflected in the Company SEC Reports filed or furnished prior to the date of this Agreement, and (x) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber. Except as would not reasonably be expected to have a Material Adverse Effect, any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and the Subsidiaries are in compliance.

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3.13 Patents and Trademarks. The Company and the Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses as described in the Company SEC Reports and which the failure to so have would have a Material Adverse Effect (collectively, the “Intellectual Property Rights”); provided, however, that the foregoing representation shall be subject to the Knowledge of the Company in respect of Intellectual Property Rights owned by third parties. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has received a written notice that any of the Intellectual Property Rights used by the Company or any Subsidiary violates or infringes upon the intellectual property rights of any Person. To the Knowledge of the Company, except as would not reasonably be expected to have a Material Adverse Effect, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their confidential intellectual properties.

3.14 Insurance. The Company and the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are in accordance with normal industry practice for companies in the PRC engaged in businesses similar to that of the Company and its Subsidiaries (taking into account the cost and availability of such insurance), and neither the Company nor any Subsidiary is in material breach or default, and neither the Company nor any Subsidiary has taken any action or failed to take action which, with notice or the lapse of time, would constitute a material breach or default, or permit termination or modification, of any of such insurance policies. Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

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3.15 Contracts.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Reports filed prior to the date hereof. Each contract, arrangement, commitment or understanding of the type described in this Section 3.15(a) is referred to herein as a “Company Contract.”

(b) (i) Except as would not reasonably be expected to have a Material Adverse Effect, each Company Contract is valid and binding on the Company and/or its applicable Subsidiary, enforceable against the Company and its applicable Subsidiaries in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, preference or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in equity or at law)), and is in full force and effect, (ii) as of the date of this Agreement, to the Knowledge of the Company, no other party to any Company Contract is in breach of or default under the terms of any Company Contract, and (iii) as of the date of this Agreement, to the Knowledge of the Company, the Company has not received any notice in writing from any person that such person intends to terminate any Company Contract.

3.16 Transactions With Affiliates and Employees. None of the officers or directors of the Company and, to the Knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries which would be required to be reported under Item 404 of Regulation S-K promulgated under the Exchange Act (other than for services as employees, officers or directors), including any (a) contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner other than for transactions described in the Company SEC Reports, (b) payment of salary or consulting fee for services rendered, (c) reimbursement for reasonable expenses incurred on behalf of the Company and (d) other employee benefits, including stock option agreements under any stock option plan of the Company.

3.17 Sarbanes-Oxley; Internal Accounting Controls. The Company is in material compliance with all provisions of the United States Sarbanes-Oxley Act of 2002 which are applicable to it and the applicable listing and corporate governance rules and regulations of NASDAQ. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and reasonably designed such disclosure controls and procedures to ensure that material information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

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3.18 Company Information. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company or at the time of the meeting of stockholders for the purpose of considering and taking action upon this Agreement (the “Stockholders’ Meeting”), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation with respect to information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.

3.19 Tax Status. The Company and each Subsidiary has timely filed all necessary federal, state and foreign income and franchise tax returns (the “Tax Returns”) required to be filed by it and has paid and discharged all federal, state and foreign income and franchise taxes (the “Taxes”) required to be paid or discharged (whether or not shown to be due on any Tax Return), other than such payments as are being contested in good faith by appropriate Proceedings. All such Tax Returns are true, accurate and complete in all material respects. The Company and the Subsidiaries have complied with all applicable Laws relating to the payment and withholding of all material amounts of Taxes and all material amounts of Taxes required to be withheld by the Company or any Subsidiary have been timely withheld and paid over to the appropriate Governmental Entity. No Governmental Entity is now asserting or, to the Knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. There are no pending or, to the Knowledge of the Company, threatened Proceedings for the assessment or collection of Taxes against the Company or any Subsidiary. The provisions for Taxes payable, if any, shown on the financial statements filed with or as part of the Company SEC Reports are sufficient for all accrued and unpaid Taxes, whether or not disputed, and for all periods to and including the dates of such consolidated financial statements. There are no Liens for material Taxes (other than Taxes not yet due and payable or Taxes being contested in good faith) upon any of the assets of the Company or any Subsidiary.

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3.20 Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are in compliance in all respects with applicable Laws relating to (a) the protection of the environment, human health or natural resources, (b) the handling, use, disposal, release or threatened release of any hazardous substance and (c) pollution, contamination or any injury to Persons or property involving any hazardous substance (“Environmental Laws”). Except as would not reasonably be expected to have a Material Adverse Effect, there are no Proceedings pending before, or, to the Company’s Knowledge, threatened in writing by, any Governmental Entity against the Company or its Subsidiaries relating to any noncompliance under Environmental Law and, to the Knowledge of the Company, there is no reasonable basis for any such Proceeding. Except as would not reasonably be expected to have a Material Adverse Effect, there are no Judgments by or with any Governmental Entity which could reasonably be expected to result in any liabilities or obligations under or in respect of any Environmental Law. Except as would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of the Company, there are no hazardous substances at any property (currently or formerly owned or leased by the Company or any of its Subsidiaries) under circumstances which could reasonably be expected to result in liability to or claims against the Company or its Subsidiaries relating to any Environmental Law.

3.21 Foreign Corrupt Practices. Except as would not reasonably be expected to have a Material Adverse Effect, none of the Company, any of its Subsidiaries, any director or officer of the Company or its Subsidiaries, nor, to the Knowledge of the Company, any agent or other person acting on behalf of the Company, has violated in any respect any provision of (a) any company contribution or bribery Laws, (b) the Foreign Corrupt Practices Act of 1977, as amended, or (c) any similar domestic or foreign Laws applicable to the Company.

3.22 OFAC. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, representative, agent or Affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

3.23 Disclosure Letter. Simultaneously with the execution of this Agreement, the Company delivered to Parent a letter (the “Disclosure Letter”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission or evidence of materiality of such item or that such item has had or, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor shall it establish any standard of materiality for any purpose whatsoever. Disclosure of any fact, circumstance or information in any Section of the Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other Section of the Disclosure Letter if it is reasonably apparent that such disclosure relates to such Section.

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3.24 Application of Takeover Protections. There is no control share acquisition, business combination, rights plan (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s certificate of incorporation (or similar charter documents) or the Laws of the state of Delaware that is, or could become, applicable to the Company as a result of the Parties fulfilling their obligations or exercising their rights hereunder.

3.25 Broker’s Fees. Other than as set forth in the Disclosure Letter, none of the Company or any of its Subsidiaries nor any of their officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement.

3.26 Opinions. The Special Committee has received the opinion of each of Cowen and Company (Asia) Limited and Duff & Phelps Securities, LLC to the effect that, as of the date of such opinion and based upon and subject to the matters set forth in such opinion, the consideration to be received by the holders of Company Common Stock (other than Parent, Merger Sub and their Affiliates, and the Rollover Holders) pursuant to the Merger is fair, from a financial point of view, to such holders.

3.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of the Company, its Affiliates or any of its or their respective directors, officers, employees, advisors, representatives or agents (collectively, “Representatives”) makes any representation or warranty, express or implied, at law or in equity, with respect to the Company or its Subsidiaries or their businesses, assets or properties, or with respect to any other information provided to Parent, Merger Sub, their Affiliates or their Representatives in connection with the transactions contemplated hereby. None of the Company, its Affiliates or their Representatives will have or be subject to any liability or indemnification obligation to Parent, Merger Sub, their Affiliates or their Representatives resulting from the distribution, or making available, to such Persons, or such Persons’ use of, any such information, including any documents, projections, forecasts or other materials made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Each of Parent and Merger Sub hereby acknowledges that the Company makes no representations or warranties except for the representations and warranties contained in this Article III.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub, jointly and severally, hereby represents and warrants to the Company as follows:

4.1 Corporate Organization.

(a) Each of Parent and Merger Sub is a corporation duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and, except as would not have a Parent Material Adverse Effect, has all requisite corporate power and authority to carry on its business as presently conducted.

(b) As used in this Agreement, the term “Parent Material Adverse Effect” means any circumstance, event, change, effect or development that, individually or in the aggregate, prevents or materially impedes, interferes with, hinders or delays the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement on a timely basis, including the Merger.

4.2 Authorization. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger and the Financing. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the Merger and the transactions contemplated hereby, have been duly authorized by all necessary action on the part of each of Parent and Merger Sub, and no further action is required on the part of Parent or Merger Sub in connection therewith. The Board of Directors of each of Parent and Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger and the Financing, are advisable and in the best interests of their stockholders, and has approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by any applicable Law.

4.3 No Conflicts. The execution, delivery and performance of this Agreement by Parent or Merger Sub and the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated hereby do not and will not (a) conflict with or violate any provision of the certificate of incorporation, bylaws or other equivalent organizational documents of Parent or its Subsidiaries or Merger Sub, or (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a debt of Parent or Merger Sub or otherwise) or other understanding to which Parent or Merger Sub is a party or by which any property or asset of Parent or Merger Sub is bound or affected, or (c) subject to the Requisite Regulatory Approvals, conflict with or result in a violation of any Law applicable to Parent or Merger Sub, or by which any property or asset of Parent or Merger Sub is bound or affected.

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4.4 Capitalization. Except as disclosed on Schedules 13D filed with the SEC on December 6, 2012 and in the Rollover Agreement, none of Parent, Merger Sub, or Mr. Xianfu Zhu beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Common Stock or other securities of the Company or any options, warrants or other rights to acquire any Company Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

4.5 Consents and Approvals. Except for Filings required under and in compliance with the applicable requirements of the Exchange Act and the DGCL, no Filings with, or Regulatory Approvals from, any Governmental Entity are necessary in connection with the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement.

4.6 Operation and Ownership of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will not have engaged in any business activities or conducted any operations, other than pursuant to this Agreement. As of the date of this Agreement, Mr. Xianfu Zhu beneficially owns all of the outstanding shares of Parent, free and clear of all Liens. As of the date of this Agreement, Parent owns beneficially and of record, all of the outstanding shares of Merger Sub Common Stock, free and clear of all Liens. As of the Effective Time, Mr. Xianfu Zhu will beneficially own at least 60.61% of all of the outstanding shares of Jinqiao Investments Limited, which owns, beneficially and of record, all of the outstanding shares of Parent, and Parent will own, beneficially and of record, all of the outstanding shares of the Surviving Corporation Common Stock, in each case, free and clean of all Liens (other than Liens created pursuant to the Financing).

4.7 Legal Proceedings. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Parent or Merger Sub, threatened in writing against Parent, Merger Sub or any of their respective Affiliates that would reasonably be expected to have a Parent Material Adverse Effect. As the date of this Agreement, there is no Judgment outstanding against Parent, Merger Sub or any of their respective Affiliates that would reasonably be expected to have a Parent Material Adverse Effect.

4.8 Parent Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub or any of its Subsidiaries for inclusion or incorporation by reference in (a) Schedule 13E-3 will, at the time such document is filed with the SEC, or at any time such document is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation with respect to information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement.

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4.9 Financing. Parent has delivered to the Company (a) a true and complete copy of the Facility Agreement, dated as of November 26, 2012 between Parent and China Development Bank Corporation Hong Kong Branch (the “Facility Agreement”), pursuant to which China Development Bank Corporation Hong Kong Branch has agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided the debt amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”), (b) a true and complete copy of the equity commitment letter, dated November 26, 2012, to Jinqiao Investments Limited, a British Virgin Islands limited liability company (“Holdco”) from China Wealth Growth Fund I L.P. (the “Equity Financing Commitment”) and together with the Facility Agreement, the “Financing Commitments”), pursuant to which China Wealth Growth Fund I L.P. has committed, subject to the terms and conditions set forth therein, to invest in Holdco the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”) and (c) the executed Rollover Agreement. None of the Financing Commitments has been amended or modified prior to the date of this Agreement, no such amendment or modification is contemplated and none of the respective commitments contained in the Financing Commitments have been withdrawn or rescinded in any respect. As of the date of this Agreement, the Financing Commitments are in full force and effect and are the legal, valid and binding obligations of Parent and the other parties thereto. As of the date of this Agreement, there are no side letters or other agreements, contracts or arrangements related to the funding or investment, as applicable, of the Financing or otherwise relating to the Merger other than as expressly set forth in the Financing Commitments or other related documents delivered to the Company prior to the date hereof. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date of this Agreement. The net proceeds contemplated by the Financing (less any amounts of the Financing to be used by Parent to repay any outstanding debt of the Company) will be sufficient for Merger Sub and the Surviving Corporation to fund and pay, as applicable, on the Effective Date (i) the Exchange Fund and (ii) any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement upon the terms contemplated hereby and all related fees and expenses associated therewith. As of the date of this Agreement, Parent and Merger Sub do not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub at the Effective Time or that the Financing (less any amount of the Financing to be used by Parent to repay any outstanding debt of the Company) will not be sufficient for Merger Sub and the Surviving Corporation fund and to pay, as applicable, on the Effective Date (A) the Exchange Fund and (B) any other amounts required in connection with the consummation of the transactions contemplated by this Agreement upon the terms contemplated hereby and all related fees and expenses associated therewith. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein. The parties hereto agree that it shall not be a condition to Closing for Parent or Merger Sub to obtain the Financing. No event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any other parties thereto, under the Financing Commitments.

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4.10 Broker’s Fees. Neither Parent nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than Credit Suisse (Hong Kong) Limited, the fees and expenses of which will be paid by Parent.

4.11 Voting Agreement; Rollover Agreement. Parent has delivered to the Company a true, complete and correct copy of (a) the Voting Agreement and (b) the Rollover Agreement. Each of the Voting Agreement and the Rollover Agreement is in full force and effect as of the date of this Agreement and constitutes legal, valid and binding obligations of Parent, and, to the Knowledge of Parent, the other parties hereto.

4.12 Limited Guaranties. Mr. Xianfu Zhu has delivered to the Company the duly executed Limited Guaranty and China Wealth Growth Fund I L.P. has delivered to the Company the duly executed China Wealth Limited Guaranty. Each of the Limited Guaranties is in full force and effect and is a legal, valid and binding obligation of Mr. Xianfu Zhu and China Wealth Growth Fund I L.P., respectively, except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by any applicable Law, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of Mr. Xianfu Zhu or China Wealth Growth Fund I L.P., respectively, under the Limited Guaranty or the China Wealth Limited Guaranty, respectively.

4.13 Solvency. Neither Parent nor Merger Sub has taken any steps to seek protection pursuant to any bankruptcy Law and neither Parent nor Merger Sub has any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any knowledge of any fact which would reasonably lead a creditor to do so. The Parent and Merger Sub, individually and on a consolidated basis, are not as of the date of this Agreement, and immediately after giving effect to the transactions contemplated hereby to occur at the Closing, including the Financing and the payment of the Exchange Fund and all other amounts, fees and expenses required to be paid in connection with the consummation of the transactions contemplated by this Agreement will not be, Insolvent (as defined below). For purposes of this Agreement, “Insolvent” means, with respect to any Person, (a) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (b) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (d) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. For the purposes of this Agreement, “Indebtedness” means (i) any liabilities for borrowed money or amounts; (ii) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Person’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (iii) the present value of any lease payments in under leases required to be capitalized in accordance with GAAP.

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4.14 Certain Actions. As of the date hereof, there are no contracts or other agreements, arrangements or understandings (whether oral or written), other than the Rollover Agreement and the Voting Agreement, pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve the Merger or has agreed to vote against any Superior Proposal.

4.15 Business of China Wealth Growth Fund I L.P. and ZT China Wealth Management Limited, its General Partner. Parent hereby represents that each of China Wealth Growth Fund I L.P. and ZT China Wealth Management Limited, the general partner of the former, is a financial investor in each of its investments, and does not control or manage any entity it invests in.

4.16 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, none of Parent, Merger Sub, their Affiliates or their respective Representatives makes any representation or warranty, express or implied, at law or in equity, with respect to Parent or Merger Sub or their respective businesses, assets or properties, or with respect to any other information provided to the Company, its Affiliates or their respective Representatives in connection with the transactions contemplated hereby. None of Parent, Merger Sub, their Affiliates or their Representatives will have or be subject to any liability or indemnification obligation to the Company, its Affiliates or their Representatives resulting from the distribution, or making available, to such Persons, or such Persons’ use of, any such information, including any documents, projections, forecasts or other materials made available in certain “data rooms” or management presentations in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business Prior to the Effective Time. Except for matters set forth in Section 5.1 of the Disclosure Letter, as expressly contemplated by or permitted by this Agreement (or as would result naturally from the transactions contemplated hereby) or with the written consent of Parent, which consent shall not be unreasonably conditioned, withheld or delayed, during the period from the date of this Agreement until the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 8.1, the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects and (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships and keep available the services of its current key officers and employees.

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5.2 Company Forbearances.

(a) During the period from the date of this Agreement until the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 8.1, except as set forth in Section 5.2 of the Disclosure Letter, as expressly contemplated by or permitted by this Agreement or as required by applicable Law or a Governmental Entity, the Company shall not, and shall not permit any of its Subsidiaries to, without the written consent of Parent, which shall not be unreasonably conditioned, withheld or delayed:

(i) issue, sell, pledge, dispose, encumber, grant, or authorize any shares of Company Common Stock or any other capital stock of the Company or its Subsidiaries, provided that the Company may issue shares of Company Common Stock as required to be issued upon the exercise of settlement of Company Options or other equity awards under the Company Option Plan and the Company and any of its Subsidiaries may issue Company Common Stock or any other capital stock of the Company or its Subsidiaries to the Company or another Company Subsidiary;

(ii) (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries) or (B) directly or indirectly adjust, split, combine, redeem, reclassify, repurchase or otherwise acquire any shares of its stock (other than repurchases of Company Common Stock in the ordinary course of business to satisfy obligations under equity incentive, deferred compensation, employee benefit plans or other similar plans or arrangements including the withholding of shares in connection with the exercise or vesting of equity incentive awards in accordance with the terms and conditions of such awards);

(iii) sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances not in excess of US$10,000,000 (or an equivalent amount in RMB) or in the ordinary course of business;

(iv) acquire (including by merger, consolidation or acquisition of stock or assets) all or any portion of the assets, business, deposits or properties of any other entity, except for acquisitions in the ordinary course of business;

(v) amend or otherwise change the Company Certificate or the Company Bylaws or amend or otherwise change the equivalent governing documents of any of the Subsidiaries of the Company in any material respect;

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(vi) implement or adopt any material change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

(vii) except as required pursuant to existing company benefit plan or other contracts in effect as of the date hereof or as otherwise required by applicable Law, grant any material increase in the compensation of any of its or its Subsidiaries’ directors or executive officers (it being understood that any increase compensation equal to or less than 10% of such director’s or executive officer’s compensation as of the date hereof carried out in the ordinary course of business shall not be deemed a “material increase” for purposes of this Section 5.2(a)(vii));

(viii) (A) grant or increase any severance, change in control, termination or similar compensation or benefits payable to any director, officer or employee, (B) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits under any Company option or restricted stock grant plan, except as permitted under Section 1.6, (C) enter into, terminate or materially amend any Company option or restricted stock grant plan (or any plan, program, agreement, or arrangement that would constitute a Company option or restricted stock grant plan if in effect on the date hereof), (D) enter into any employment agreement with any officer or employee of the Company or any Subsidiary of the Company other than in the ordinary course of business consistent with past practice with respect to employees with an annual base salary of less than US$50,000 (or an equivalent amount in RMB), (E) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or its Subsidiaries or any of their beneficiaries, or (F) issue or grant any options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Company Common Stock or Company Preferred Stock, or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional shares of Company Common Stock or Company Preferred Stock;

(ix) incur or guarantee any long-term indebtedness for borrowed money except for the incurrence or guarantee of indebtedness (A) under the Company’s or any Company Subsidiary’s existing credit facilities as in effect on the date hereof in an aggregate amount not to exceed the maximum amount authorized under the Contracts evidencing such indebtedness, (B) in the ordinary course of business or (C) in an amount not in excess of US$10,000,000 (or an equivalent amount in RMB);

(x) other than with respect to any contracts relating to the incurrence or guarantee of long-term indebtedness for borrowed money, enter into, terminate, modify or amend any Company Contract that calls for annual aggregate payments of US$5,000,000 (or an equivalent amount in RMB) or more with a term longer than one (1) year which cannot be terminated without material penalty upon notice of ninety (90) days or less, other than in the ordinary course of business; or

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(xi) authorize or agree to take any of the actions prohibited by this Section 5.2(a).

(b) Notwithstanding anything in Section 5.2(a) or otherwise in this Agreement to the contrary, nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Proxy Statement and Schedule 13E-3; Stockholder Approval.

(a) Subject to Section 6.6, promptly following the date of this Agreement, the Company, with the assistance and cooperation of the Parent and the Merger Sub, shall prepare and cause to be filed with the SEC the Proxy Statement relating to the Stockholders’ Meeting and the Company and Parent shall jointly prepare and cause to be filed with the SEC the Schedule 13E-3. Each of the Company and Parent shall, and shall cause its Subsidiaries and Representatives to, provide such information specifically for inclusion or incorporation by reference in the Proxy Statement and Schedule 13E-3 as may be necessary or appropriate so that, at the date it is first mailed to the Company’s stockholders and at the time of the Stockholders’ Meeting or filed with the SEC (as applicable), the Proxy Statement and Schedule 13E-3 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Each of the Parties shall use its reasonable best efforts so that the Proxy Statement and Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any information relating to Parent, Merger Sub or the Company or any of their respective Subsidiaries, officers or directors should become known to Parent, Merger Sub or the Company which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, so that any of such documents would not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company agrees to promptly (i) notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement or Schedule 13E-3 and of any request by the SEC for amendments of, or supplements to, the Proxy Statement or Schedule 13E-3, and (ii) provide Parent with copies of all correspondence between such Party and the SEC with respect to the Proxy Statement and Schedule 13E-3. Prior to filing or mailing (as applicable) the Proxy Statement and Schedule 13E-3 (or any amendment of supplement thereto), or responding to any comments from the SEC with respect thereto, Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement, Schedule 13E-3 and any proposed responses to any SEC comments or communications, and the Company shall consider all additions, deletions or changes suggested thereto by Parent and its counsel in good faith. Each of the Company and Parent shall use its reasonable best efforts to resolve all comments from the SEC with respect to the Proxy Statement and Schedule 13E-3 as promptly as reasonably practicable.

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(b) As promptly as reasonably practicable after the Proxy Statement and Schedule 13E-3 shall have been cleared by the SEC, the Company shall (i) establish a record date for, duly call, give notice of, convene and hold the Stockholders’ Meeting and (ii) mail a Proxy Statement to the holders of Company Common Stock as of the record date established for the Stockholders’ Meeting. Subject to Section 6.6(c), the Company shall include in the Proxy Statement the recommendation of the Company Board that the Company’s stockholders adopt this Agreement.

6.2 Reasonable Best Efforts.

(a) The Parties shall cooperate with each other, and shall cause each of their respective Subsidiaries or Representatives to, as the case may be, (i) promptly prepare and file all Filings with Governmental Entities that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the Merger; and (ii) use its reasonable best efforts promptly to (A) obtain all Regulatory Approvals of all Governmental Entities, and to comply with the terms and conditions thereof, and (B) take, or cause to be taken, all actions, and do, or cause to be done, all other things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, including the Merger, in the most expeditious manner practicable (and, in any event, by no later than the End Date). Each Party shall furnish all information reasonably required for any Filing to be made pursuant to this Section 6.2 and shall have the right to review in advance, and each will consult the other on, in each case subject to applicable Laws relating to the confidentiality of information, all of the information relating to such Party or any of its Subsidiaries or Representatives, or otherwise relating to the transactions contemplated by this Agreement, that appears in any such Filing made with, or other written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of the foregoing, each Party shall, and shall cause its respective Subsidiaries to, use their reasonable best efforts to avoid (i) the entry of, or to have vacated, lifted, reversed or overturned, any Judgment, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, including vigorously defending any Proceedings, whether judicial or administrative, challenging this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (ii) or eliminate each and every impediment under any applicable Law so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of businesses or assets of Parent, the Company or their respective Subsidiaries or otherwise taking or committing to take actions that limit Parent’s or its Subsidiaries’ freedom of action with respect to, or their ability to retain, any of their respective businesses or assets or those of the Company or its Subsidiaries, in each case, as may be required in order to avoid the entry of, or to effect the dissolution or lift of, any injunction, temporary restraining order, or other order in any Proceeding, which would otherwise have the effect of preventing or delaying the consummation of the transactions contemplated by this Agreement. No Party shall consent to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the request of any Governmental Entity without the consent of the other Parties to this Agreement.

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6.3 Access to Information.

(a) From the date of this Agreement until the earlier of the Effective Time and the date on which this Agreement is terminated pursuant to Section 8.1, upon reasonable notice and subject to applicable Laws relating to the confidentiality of information or requirements of Governmental Entities, the Company shall, and shall cause each of its Subsidiaries to, afford Parent’s Representatives reasonable access, during normal business hours, upon reasonable advance notice, to all of its properties, books, contracts, commitments, analyses, projections, plans and records, and, during such period, each of Parent and the Company shall, and shall cause its Subsidiaries to, make available to the other Party (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as may reasonably be requested by the other Party. Neither the Company, nor Parent, nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) jeopardize the attorney-client or other privilege of such Party or such Subsidiaries or (ii) contravene any applicable Law or requirements of Governmental Entities or binding agreement entered into prior to the date of this Agreement.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Company and Mr. Xianfu Zhu, dated as of April 20, 2012 (the “Confidentiality Agreement”).

6.4 Indemnification; Advancement of Expenses; Exculpation and Insurance.

(a) Parent shall, and shall cause the Surviving Corporation to, assume the obligations with respect to all rights to indemnification, advancement of expenses and limitations on, or exculpation from, liabilities, for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matter in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors, officers or employees of the Company or any of its Subsidiaries or fiduciaries of the Company or any of its Subsidiaries under benefit plans of the Company and its Subsidiaries (collectively, the “Indemnified Parties”), as provided in the Company Certificate or the Company Bylaws (or equivalent organizational documents of the Company’s Subsidiaries) or in any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries, without further action, as of the Effective Time, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms. Without limiting the foregoing, Parent shall cause the certificate of incorporation and bylaws and indemnification or similar agreements of the Surviving Corporation (or any successor) to contain provisions no less favorable to the Indemnified Parties with respect to rights to indemnification, advancement of expenses and limitations on, or exculpation from, liabilities, for acts or omissions than are set forth as of the date of this Agreement in the Company Certificate and the Company Bylaws and indemnification or similar agreements in effect as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification shall be required by applicable Law.

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(b) Without limiting the provisions of Section 6.4(a), following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, jointly and severally indemnify and hold harmless each Indemnified Party, and any Person who becomes an Indemnified Party between the date of this Agreement and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened Proceeding, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable Law (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law); provided that if required by applicable Law, the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification. Notwithstanding anything to the contrary contained in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation and its other Subsidiaries not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Proceeding, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Indemnified Parties covered by such Proceeding from all liability arising out of such Proceeding, and does not include an admission of fault or wrongdoing by any Indemnified Party.

(c) Except as provided below, for at least six (6) years after the Effective Time, (i) Parent shall, and shall cause the Surviving Corporation and its other Subsidiaries to, maintain in full force and effect, on terms and conditions no less advantageous to the Indemnified Parties, or any other Person entitled to the benefit of this Section 6.4, as applicable, than, the existing directors’ and officers’ liability insurance and fiduciary insurance maintained by the Company as of the date of this Agreement, covering, without limitation, claims arising from facts or events that occurred on or before the Effective Time, including the transactions contemplated hereby (provided that Parent or the Surviving Corporation, as applicable, shall not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premiums currently paid by the Company on an annualized basis (the “D&O Premium”), but in such case shall purchase as much of such coverage as possible for such amount); and (ii) Parent shall not, and shall not permit the Surviving Corporation or its other Subsidiaries to, take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time. In lieu of such insurance, prior to the Effective Time, the Company may, following consultation with Parent, purchase a six (6) year “tail” prepaid policy on such terms and conditions (provided that the premium for such “tail” policy shall not exceed an amount equal to the D&O Premium), in which event Parent shall cease to have any obligations under the first sentence of this Section 6.4(c).

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(d) The obligations of Parent and the Surviving Corporation and its other Subsidiaries under this Section 6.4 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party, or any other Person entitled to the benefit of this Section 6.4, to whom this Section 6.4 applies, without the consent of the affected Indemnified Party or such other Person, as the case may be. If Parent or the Surviving Corporation or any of their respective Subsidiaries or any of their respective successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to and assume all of the obligations set forth in this Section 6.4.

(e) The provisions of this Section 6.4 shall survive the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation and their respective Subsidiaries, and are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and each other Person entitled to the benefit of this Section 6.4, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

6.5 Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

6.6 No Solicitation.

(a) The Company agrees that, except as permitted by Section 6.6(b) and 6.6(c), from the date of this Agreement until the earlier of the Effective Time or the date on which this Agreement is terminated pursuant to Section 8.1 hereof, it shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their Representatives to directly or indirectly: (i) solicit, initiate, encourage or induce an Alternative Transaction Proposal (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to Alternative Transaction Proposals), including, without limitation, by way of public disclosure and by way of providing access to non-public information to any Person; (ii) provide any material non-public information concerning the Company or its Subsidiaries to any Person in connection with an Alternative Transaction Proposal; or (iii) engage in any discussion or negotiation with any third party concerning an Alternative Transaction Proposal (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to Alternative Transaction Proposals) or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations. Notwithstanding the foregoing, the Company agrees that it shall, and shall cause its Subsidiaries and its and their respective Representatives to immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with such Person conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any Alternative Transaction Proposal and shall use reasonable best efforts to require such Person to promptly return or destroy any confidential information previously furnished by the Company, any of its Subsidiaries or any of their respective Representatives.

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(b) Notwithstanding anything to the contrary contained in Section 6.6(a), in the event that, prior to the receipt of Stockholder Approval, the Company receives an unsolicited written Alternative Transaction Proposal that the Special Committee determines in good faith (after consultation with the Company’s outside financial and legal advisors) constitutes or could reasonably be expected to result in a Superior Proposal, then the Company may take the following actions:

(i) furnish information concerning the Company and its Subsidiaries to the Person making such Alternative Transaction Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; and

(ii) engage in discussions or negotiations (including, as a part thereof, making counterproposals) with such Person (and its Representatives) which respect to such Alternative Transaction Proposal; provided, however, that the Company shall promptly (and, in any event, within forty-eight (48) hours) provide or make available to Parent any material non-public information concerning the Company or any of the Subsidiaries that is provided to the Person making such Alternative Transaction Proposal or its Representatives which was not previously or concurrently provided or made available to Parent. As used in this Agreement, the term “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement and shall not prohibit the Company from providing information to Parent which the Company is required to provide pursuant to Section 6.6(c).

(c) The Company shall promptly (and in any event within forty-eight (48) hours) advise Parent, orally or in writing, of (i) any Alternative Transaction Proposal, (ii) any initial request for non-public information concerning the Company or any of its Subsidiaries related to, or from any Person or group who would reasonably be expected to make an Alternative Transaction Proposal or (iii) any initial request for discussions or negotiations related to any Alternative Transaction Proposal and in connection with such notice, provide the material terms and conditions thereof and the identity of the Person making such Alternative Transaction Proposal or request. The Company shall (i) keep Parent informed in all material respects of the status and details (including material amendments to the terms thereof) of such Alternative Transaction Proposal or request and (ii) provide to Parent as soon as practicable after receipt thereof copies of all material written correspondence relating to such Alternative Transaction Proposal or request exchanged between the Company or any of its Subsidiaries, on the one hand, and the Person making such Alternative Transaction Proposal or request, on the other hand, concerning the material terms and conditions thereof.

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(d) Except as otherwise provided in this Agreement, the Company Board shall not (i) (A) withdraw (or modify in a manner adverse to Parent and Merger Sub), or propose publicly to withdraw (or modify in a manner adverse to Parent and Merger Sub), the Company Board Recommendation or (B) adopt, approve or recommend, or propose publicly to adopt, approve or recommend, any Alternative Transaction Proposal (any action in this clause (i) being referred to as a “Change of Recommendation”) or (ii) adopt, approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement (each, a “Company Acquisition Agreement”) constituting or related to, or that would reasonably be expected to result in, any Alternative Transaction Proposal (other than an Acceptable Confidentiality Agreement referred to in Section 6.6(b)(i)). Notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of Stockholder Approval, (x) if the Special Committee determines in good faith (after consultation with the Company’s outside legal advisors) that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, then the Company Board, acting upon the unanimous recommendation of the Special Committee, may make a Change of Recommendation; and (y) if the Company Board determines in good faith (after consultation with the Company’s outside financial and legal advisors) that an Alternative Transaction Proposal constitutes a Superior Proposal, then the Company may enter into a definitive written agreement with respect to such Superior Proposal and terminate this Agreement in accordance with Section 8.1(d)(ii).

(e) The Company shall not be entitled to effect a Change of Recommendation or terminate this Agreement as permitted under Section 6.6(d) unless (i) the Company has provided written notice (a “Notice of Superior Proposal”) at least four (4) Business Days in advance to Parent and Merger Sub advising Parent that the Company Board intends to make a Change of Recommendation or enter into a definitive written agreement with respect to such Superior Proposal, as applicable, and specifying the reasons therefor, and, if such Change of Recommendation is being made as a result of a Superior Proposal, the terms and conditions of such Superior Proposal that is the basis of the proposed action by the Company Board (including the identity of the third party making the Superior Proposal and any financing materials related thereto, if any), and (ii) during the four (4) Business Day period following Parent’s and Merger Sub’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Financing Commitments so that such Superior Proposal ceases to constitute a Superior Proposal or obviates the need for the Change of Recommendation, as applicable; and (iii) following the end of the four (4) Business Day period, the Company Board and the Special Committee shall have determined in good faith, taking into account any changes to this Agreement and the Financing Commitments proposed in writing by Parent and Merger Sub in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal or that a failure to make a Change of Recommendation would be inconsistent with its fiduciary duties. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and the Company shall be required to comply again with the requirements of this Section 6.6(e).

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(f) Nothing in this Agreement shall restrict the Company from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking or disclosing to its stockholders any position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to its stockholders to comply with applicable Law.

(g) As used in this Agreement, the following terms shall have the following meanings:

(i) As used in this Agreement, the term “Alternative Transaction Proposal” means any proposal or offer made by any Person (other than Parent, Merger Sub or any Affiliate thereof) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under section 13(d) of the Exchange Act) of twenty percent (20%) or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of the Company and its Subsidiaries that constitute twenty percent (20%) or more of the revenues or assets of the Company and its Subsidiaries, taken as a whole.

(ii) As used in this Agreement, the term “Superior Proposal” means a written Alternative Transaction Proposal (provided that for purposes of this definition, references to “twenty percent (20%)” in the definition of Alternative Transaction Proposal shall be deemed to be references to “fifty percent (50%)”) on terms which the Company Board (acting through the Special Committee) determines in good faith (after consultation with the Company’s outside legal and financial advisors) to be more favorable to the Company’s stockholders (other than the Rollover Holders) than the terms of this Agreement (taking into account such factors as the Company Board deems appropriate, including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise) and to be reasonably capable of being consummated on the terms proposed.

6.7 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other written communication received by such party from any Governmental Entity in connection with this Agreement or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, or could have a Parent Material Adverse Effect, and (b) any Proceedings commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Affiliates which relate to this Agreement or the transactions contemplated hereby.

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6.8 Financing.

(a) Each of Parent and Merger Sub shall use, and cause its Affiliates to use, its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and conditions described in the Financing Commitments, including using (and causing their Affiliates to use) their respective reasonable best efforts to (i) satisfy, or cause their Representatives to satisfy, on a timely basis all conditions applicable to Parent, Merger Sub or their Representatives in the Financing Commitments, (ii) cause the lenders and any other Persons providing the Debt Financing (“Debt Financing Sources”) to fund the Debt Financing at the Effective Time and (iii) subject to the terms and conditions of the Equity Commitment Letter, cause the Equity Financing to be funded at the Effective Time. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments, Parent and Merger Sub shall use their respective reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing from alternative sources, on terms not in the aggregate less favorable to Parent and Merger Sub (and their Affiliates) than those set forth in the Financing Commitments as in effect on the date of this Agreement, in an amount sufficient, when added to the portion of the Financing that is available, to consummate the transactions contemplated by this Agreement (the “Alternative Financing”); provided, that, notwithstanding anything to the contrary in this Section 6.8 or in any other provision of this Agreement, in no event shall Parent or Merger Sub be required to amend or waive any of the terms or conditions hereof. Parent shall deliver to the Company as promptly as practicable (and no later than two (2) Business Days) after such execution, true and complete copies of all agreements or other arrangements pursuant to which any such alternative sources shall have committed to provide any such Alternative Financing (the “Alternative Financing Agreements”).

(b) To the extent applicable and subject to the terms and conditions of this Agreement, Parent and Merger Sub shall use their respective reasonable best efforts to obtain the Alternative Financing on the terms and conditions described in the Alternative Financing Agreements. Each of Parent and Merger Sub shall use its reasonable best efforts to: (i) maintain in effect the Alternative Financing Agreements, (ii) satisfy on a timely basis all conditions in the Alternative Financing Agreements within its control, (iii) cause the financing sources for the Alternative Financing to fund the Alternative Financing at the Effective Time and (iv) enforce its rights under the Alternative Financing Agreements.

(c) Neither Parent nor Merger Sub shall permit any amendment or modification to be made to, or consent to any waiver of any provisions or remedy under, the Financing Commitments, if such amendment, modification or waiver (i) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid or original issue discount) contemplated in the Financing Commitments (unless the Equity Financing or Debt Financing, as the case may be, is increased by an amount corresponding to such reduction), (ii) imposes new or additional conditions that would reasonably be expected to (x) prevent or materially delay the ability of Parent to consummate the Merger and the other transactions contemplated hereby or (y) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Financing Commitments. For purposes of clarification, the foregoing shall not prohibit Parent from amending the Facility Agreement to add additional lender(s) (and Affiliates of such additional lender(s)) as a party thereto. Parent shall not release or consent to the termination of the obligations of any party to provide the Financing under the Financing Commitments and, if applicable, the Alternative Financing Agreements. Parent shall give the Company notice promptly (i) upon becoming aware of any breach of any material provisions of, or termination by any party to, the Financing Commitments and, if applicable, the Alternative Financing Agreements or (ii) upon the receipt of any written or oral notice or other communication from any Person with respect to any threatened breach or threatened termination by any party to the Financing Commitments and, if applicable, the Alternative Financing Agreements. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of Parent’s efforts to arrange any Alternative Financing, if applicable.

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(d) The Company shall, and shall cause its Affiliates to, and shall use its reasonable best efforts to cause its Representatives to, use their reasonable best efforts to cooperate with Parent’s reasonable requests in connection with the arrangement, consummation, funding or draw-down of the Financing and, if applicable, the Alternative Financing Arrangements; provided that (i) the Company and its Subsidiaries shall not be required to pay or agree to pay any fees or reimburse any expenses or give any indemnities to any Person prior to the Effective Time and (ii) such cooperation by the Company or its Subsidiaries shall not be required to the extent such cooperation unreasonably interferes with the Company’s or its Subsidiaries’ ongoing operations.

(e) All non-public or otherwise confidential information regarding the Company and its Subsidiaries obtained by Parent, Merger Sub, its Affiliates or their respective Representatives pursuant to this Section 6.8 shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Parent and Merger Sub acknowledge and agree that the Company and its Affiliates and its and their respective Representatives shall not, prior to the Effective Time, incur any indebtedness to any person under any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.8.

6.9 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Parties shall use their reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and its board of directors, grant all necessary approvals) so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

6.10 Resignations. To the extent requested by Parent in writing at least three (3) Business Days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Parent.

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6.11 Participation in Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Proceedings commenced or, to such Party’s knowledge, threatened against such Party which relate to this Agreement and the transactions contemplated hereby. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.12 Publicity. Each of the Company, Parent and Merger Sub shall consult with the other prior to issuing any press release or making other similar public disclosures with respect to this Agreement, the Merger or the other transactions contemplated hereby and prior to making any Filings with any Governmental Entity with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or national market system on which such Party’s securities are listed or traded, in which case the Party required to make the release or other similar public disclosure or filing shall consult with each other Party to the extent practicable. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in a form heretofore agreed to by the Parties.

6.13 Merger Sub. Parent will take all reasonable best actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub will not have engaged in any business activities or conducted any operations, other than pursuant to this Agreement.

6.14 Parent’s Knowledge of Inaccuracies. Each of Parent and Merger Sub shall promptly notify the Company if at any time before the Closing, Parent or Merger Sub becomes aware of any material inaccuracy in any of the representations and warranties made by the Company in Article III; provided, that, such notification shall be for informational purposes only, and a failure to provide such notification shall not be grounds for termination pursuant to Section 8.1(f)(i).

6.15 Mr. Xianfu Zhu’s Knowledge of Inaccuracies. As of the date of this Agreement, Mr. Xianfu Zhu has reviewed the terms and conditions of this Agreement, including each of the representations and warranties made by the Company in Article III, and is not aware of any inaccuracy or breach in the representations and warranties made by the Company in Article III and has no knowledge of any circumstance, event, change, effect or development, the existence or magnitude of which has or would reasonably be expected to have a Material Adverse Effect.

6.16 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act, any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of the Company.

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ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the Parties to consummate the Merger shall be subject to the satisfaction or waiver (to the extent permissible under applicable Law and only with the approval of the Special Committee, except with respect to the Stockholder Approval required under Section 7.1(a) which is not waivable) by Parent and the Company prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

7.2 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is also subject to the satisfaction, or waiver (to the extent permissible under applicable Law) by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in (i) each of Sections 3.1 (Organization and Qualification), 3.3 (Authorization, Special Committee and Fairness), 3.5 (Capitalization), 3.8 (Material Changes; Undisclosed Events, Liabilities or Developments) and 3.24 (Application of Takeover Protections) (together, the “Excluded Sections”) shall be true and correct in all respects (except in the case of 3.5 (Capitalization) for such inaccuracies as are de minimis in the aggregate) as of the date hereof and as of the Closing Date as though made on or as of such date and (ii) all other representations and warranties of the Company (other than the Excluded Sections) shall be true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the date hereof and the Effective Time as though made on or as of such date, except, in each case, (x) those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, that need to be correct as of such date or with respect to such period, or (y) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

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(c) No Material Adverse Effect. Since the date hereof, there shall not have been any circumstance, event, change, effect or development that has had or would reasonably be expected to have a Material Adverse Effect; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(d) Dissenting Shareholders. No more than ten percent (10%) of the outstanding Company Common Stock shall constitute Dissenting Shares.

7.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver (to the extent permissible under applicable Law) by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects, except for such failures to be true and correct as would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect, both as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be so true and correct as of such date) and disregarding for this purpose all qualifications or limitations set forth in any representations or warranties as to “materiality,” “Parent Material Adverse Effect” and words of similar import. The Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination.

(a) This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of Stockholder Approval, by the mutual written agreement of the Company and Parent duly authorized by their boards of directors (in the case of the Company, acting upon the recommendation of the Special Committee).

(b) This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of Stockholder Approval, by either the Company or Parent, if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable or any Governmental Entity of competent jurisdiction shall have issued a final order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger contemplated by this Agreement; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, primarily resulted in or materially contributed to such denial of approval, order, injunction or decree or denial of a Requisite Regulatory Approval.

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(c) This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of Stockholder Approval, by either the Company or Parent if the Merger shall not have been consummated on or before November 26, 2013 (as may be extended pursuant to this Section 8.1(c), the “End Date”); provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the primary cause of, primarily resulted in or materially contributed to the failure of the Closing to occur by such date; provided, further, that if, as of the Business Day immediately preceding the End Date (without any extension thereto, or in the event any Party has extended the End Date pursuant to this Section 8.1(c), as of the Business Day immediately preceding the end of such extension) the condition in Section 7.1(c) has not been satisfied or waived, and all other conditions set forth in Article VII have been satisfied or waived (or, in the case of those conditions that by their nature may only be satisfied at the Closing, such conditions would be satisfied if such Business Day were the Closing Date), then the Company or Parent may extend the End Date for periods of additional thirty (30) calendar days, by delivery to the other Parties of written notice of such extension signed by a senior executive officer of the Company or Parent, as applicable.

(d) This Agreement may be terminated at any time prior to the Effective Time by either the Company or Parent if the Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Stockholder Approval contemplated by this Agreement shall not have been obtained.

(e) This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of Stockholder Approval, by the Company, if:

(i) Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) has given rise to or would give rise to the failure of a condition set forth in Section 7.3(a) or 7.3(b) and (B) is incapable of being cured or, if capable of being cured, is not cured by Parent or Merger Sub, as applicable, within sixty (60) calendar days following receipt of written notice of such breach or failure to perform from the Company (or, if the End Date is less than sixty (60) calendar days from the date of receipt of such notice, by the End Date); provided, however, that the right to terminate this Agreement under this Section 8.1(e)(i) shall not be available to the Company if a material breach of this Agreement by the Company has been the primary cause of, primarily resulted in or materially contributed to the failure of any such condition capable of satisfaction;

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(ii) the Company enters into a Company Acquisition Agreement with respect to a Superior Proposal after (A) complying with the applicable provisions of Section 6.6(d) and (B) paying to Parent the Company Termination Fee payable pursuant to Section 8.3(b); or

(iii) if (A) all the conditions to Closing set forth in Section 7.1 and Section 7.2 have been waived or satisfied (other than those conditions that by their nature are to be satisfied at the Closing), (B) Parent and Merger Sub fail to complete the Closing within ten (10) Business Days following the date the Closing should have occurred, (C) the Company has notified Parent in writing that stands and will stand ready, willing and able to consummate the Merger at such time and (D) the Company shall have given Parent written notice of at least one (1) Business Day prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(e)(iii).

(f) This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of Stockholder Approval, by Parent, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) has given rise to or would give rise to the failure of a condition set forth in Section 7.2(a) or 7.2(b) of this Agreement and (B) is incapable of being cured or, if capable of being cured, is not cured by the Company within sixty (60) calendar days following receipt of written notice of such breach or failure to perform from Parent (or, if the End Date is less than sixty (60) calendar days from the date of receipt of such notice, by the End Date); provided, however, that the right to terminate this Agreement under this Section 8.1(f)(i) shall not be available to Parent if a material breach of this Agreement by Parent or Merger Sub has been the primary cause of, primarily resulted in or materially contributed to the failure of any such condition capable of satisfaction; or

(ii) the Company Board effects and has not withdrawn a Change of Recommendation.

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e) or (f) of this Section 8.1 shall give written notice of such termination to the other Party in accordance with Section 9.2, specifying the provision or provisions hereof pursuant to which such termination is being effected. For the purpose of the preceding sentence, Parent and Merger Sub shall be deemed as one Party.

8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Parent, any of their respective Subsidiaries or any of their respective Representatives shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated hereby, except that (a) Sections 6.3(b), 6.12 (only with respect to any press release or public disclosures of the termination of this Agreement and not any other press releases issued or public disclosures made thereafter), 8.2 and 8.3 and Article IX shall survive any termination of this Agreement, and (b) no Party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

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8.3 Fees and Expenses.

(a) Except as provided otherwise in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the Merger, shall be paid by the party incurring such fees or expenses, whether or not any of the transactions contemplated hereby, including the Merger, is consummated.

(b) In the event that

(i) the Company terminates this Agreement pursuant to Section 8.1(e)(ii);

(ii) (A) prior to the Stockholders’ Meeting and after the date hereof, any Person shall have made an Alternative Transaction Proposal, which proposal has been publicly disclosed and not withdrawn, and thereafter the Company or Parent terminates this Agreement pursuant to Section 8.1(c) without the Stockholder Approval having been obtained or Section 8.1(d) or (f)(i), except for any breach or failure of which Mr. Xianfu Zhu has knowledge as at the date of this Agreement or any breach or failure which is the proximate result of action or inaction taken by the Company at the direction of Mr. Xianfu Zhu, and (B) within twelve (12) months after such termination, such Alternative Transaction Proposal shall have been consummated or any definitive written agreement with respect to such Alternative Transaction Proposal shall have been entered into; or

(iii) Parent terminates this Agreement pursuant to Section 8.1(f)(ii),

then the Company shall pay Parent a fee in the amount of $4,750,000 (the “Company Termination Fee”) no later than ten (10) Business Days after such termination, in the case of a termination described in clause (i) or (iii) above, or no later than ten (10) Business Days after the consummation of such transaction, in the case of a termination described in clause (ii) above.

For the purposes of the foregoing, the term “Alternative Transaction Proposal” shall have the meaning assigned to such term in Section 6.6(g)(i) except that the references to “twenty percent (20%)” shall be deemed to be references to “fifty percent (50%).” Notwithstanding the foregoing, in no event shall the Company be required to pay the Company Termination Fee (x) on more than one (1) occasion or (y) if, at the time this Agreement is terminated, this Agreement could have been terminated by the Company pursuant to Section 8.1(d)(i). The Parties agree that the payment of the Company Termination Fee shall constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy available to the Parent or Merger Sub with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable and, upon payment of the Company Termination Fee, that Company (and its Subsidiaries and their Representatives) shall have no further liability to the Parent or Merger Sub (or its Subsidiaries or Representatives) hereunder, provided however, nothing in this Section 8.3(b) shall limit the rights of Parent and Merger Sub under Section 9.8.

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(c) In the event that the Company terminates this Agreement pursuant to Section 8.1(e)(i) or Section 8.1(e)(iii), then Parent shall pay a termination fee to the Company in an amount equal to $12,500,000 (the “Parent Termination Fee”). The Parties agree that the payment of the Parent Termination Fee shall constitute liquidated damages and not a penalty and shall be the sole and exclusive remedy available to the Company with respect to this Agreement and the transactions contemplated hereby in the event any such payment becomes due and payable and, upon payment of the Parent Termination Fee, that Parent (and its Subsidiaries, including Merger Sub, and their Representatives) shall have no further liability to the Company (or its Subsidiaries or Representatives) hereunder. Nothing in this Section 8.3(c) shall limit the rights of the Company under Section 9.8.

(d) The payments of the Company Termination Fee and the Parent Termination Fee contemplated by Sections 8.3(b) and 8.3(c), respectively, shall be made by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable, and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of taxes. The Company and Parent acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. In the event that either Party fails to pay when due any amounts payable under this Section 8.3, then such Party shall (i) reimburse the other Party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) pay to the other Party interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

8.4 Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the Parties may modify or amend this Agreement, with the approval of the boards of directors of the Parties at any time; provided, however, that (a) in the case of the Company, the Company Board, acting upon the recommendation of the Special Committee, has approved such amendment in writing, and (b) after the Stockholder Approval has been obtained, no amendment shall be made which changes the Merger Consideration or adversely affects the rights of the Company’s stockholders hereunder or is otherwise required under any applicable Law to be approved by such stockholders without, in each case, the approval of such stockholders.

8.5 Extension; Waiver. At any time prior to the Effective Time, any Party may, to the extent permitted under applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or (c) waive compliance with any of the agreements or conditions of the other Party contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. For the purpose of this Section 8.5, Parent and Merger Sub shall be deemed as one Party.

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ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Sections 6.3 (Access to Information), 6.4 (Indemnification; Advancement of Expenses; Exculpation and Insurance), 8.2 (Effect of Termination) and this Article IX, and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to the Company, to:

21 Changshe Road
Changge City, Henan Province
People’s Republic of China
Attention: Chief Financial Officer
Facsimile: +86 37 4621 9306

with a copy to:

Akin Gump Strauss Hauer & Feld LLP
3605-07, 36/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central, Hong Kong
Attention: Gregory D. Puff
Facsimile: +852 3694 3001

and

O’Melveny & Myers LLP
Yin Tai Centre, Office Tower, 37th Floor
No. 2 Jianguomenwai Ave.
Chao Yang District
Beijing 100022
Attention: David J. Roberts
Facsimile: +86 10 6563 4201

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if to Parent or Merger Sub, to:

21 Changshe Road
Changge City, Henan Province
People’s Republic of China
Attention: Jiangtao Jing
Facsimile: +86 0374 6277819

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
30/F, China World Office 2
No. 1, Jian Guo Men Wai Avenue
Beijing 100004 China
Attention: Peter X. Huang
Facsimile: +86 10 6535 5577

9.3 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections, Exhibits or Sections of the Disclosure Letter, such reference shall be to an Article or Section of or Exhibit or Section of the Disclosure Letter to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “herewith,” “hereto” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. All Sections of the Disclosure Letter and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement.

(b) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.4 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the Parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

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9.5 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

9.6 Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles. The Parties agree that any Proceeding brought by any Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of Delaware. Each of the Parties submits to the jurisdiction of any such court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each Party irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum.

9.7 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the Parties and their respective successors and assigns. The Parties hereby agree that except as expressly set forth in Section 6.4, this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.8 Specific Performance Notwithstanding anything in this Agreement to the contrary, the Parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed by the Company in accordance with their specific terms or are otherwise breached. Accordingly, Parent and Merger Sub shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the Company agrees to waive (a) any defense in any action for specific performance that a remedy at Law would be adequate, and (b) any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity or pursuant to this Agreement. Notwithstanding the foregoing, each of the Parties hereby acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or any remedy to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Sections 8.1, 8.2 and 8.3, except that notwithstanding the foregoing, it is agreed that the Company shall be entitled to enforce specifically Parent’s and Merger Sub’s obligation to send a drawdown notice under the Facility Agreement (or the Alternative Financing Agreement, if applicable) to be funded if the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than conditions which by their nature cannot be satisfied until Closing) and the funds contemplated by the Facility Agreement shall be available.

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9.9 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

9.10 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Parent, Merger Sub, Mr. Xianfu Zhu and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

GOLDEN BRIDGE HOLDINGS LIMITED

By:	/s/ Xianfu Zhu
	Name:	Xianfu Zhu
	Title:	Director

GOLDEN BRIDGE MERGER SUB LIMITED

By:	/s/ Xianfu Zhu
	Name:	Xianfu Zhu
	Title:	Director

ZHONGPIN INC.

By:	/s/ Raymond Leal
	Name:	Raymond Leal
	Title:	Director

MR. XIANFU ZHU
solely for the purposes of Section 6.15

By:	/s/ Xianfu Zhu

[Signature Page to Amended and Restated Agreement and Plan of Merger]